For further information contact:

Media Relations:	Investor Relations:
Byron Goodrich • 314/955-3235	Justin Gioia • 314/955-2379
byron.goodrich@agedwards.com	jjgioia@agedwards.com

FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces Stockholder Approval

of Merger with Wachovia Corporation

ST. LOUIS, September 28, 2007 – A.G. Edwards, Inc., (NYSE: AGE) announced today that the company’s stockholders have approved the Agreement and Plan of Merger among Wachovia Corporation, White Bird Holdings, Inc., a wholly-owned subsidiary of Wachovia, and A.G. Edwards, Inc.

“We are very pleased to have received such strong support from our stockholders on our merger with Wachovia Corporation,” said Robert L. Bagby, chairman and chief executive officer at A.G. Edwards. “We look forward to our next steps toward completing this merger and demonstrating the value our firm brings to Wachovia for the benefit of clients, employees and stockholders alike.”

A.G. Edwards and Wachovia announced their intention to merge in May 2007. The transaction is expected to close on or about October 1, 2007.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. Founded in 1887, A.G. Edwards and its affiliates employ approximately 6,300 financial consultants in 739 offices nationwide and two European locations in London and Geneva. More information can be found on agedwards.com.

FORWARD-LOOKING STATEMENTS

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, completion of the merger with Wachovia Corporation.

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